Exhibit 99.1

News Release

Hexcel Corporation, 281 Tresser Boulevard, Stamford, CT 06901 (203) 969-0666

HEXCEL REPORTS 2017 FIRST QUARTER RESULTS

•	GAAP diluted EPS of $0.70, includes $0.10 of a discrete tax benefit.
Adjusted diluted EPS of $0.60 exceeded the prior year of $0.59.
•	Sales of $478.8 million were 3.8% lower than last year (2.6% in constant currency).
•	FY2017 adjusted diluted EPS guidance maintained: $2.64 to $2.76.
FY2017 sales guidance lowered to $2.0 billion to $2.08 billion.

See Tables A & C for reconciliations to constant currency sales and Non-GAAP operating income and net income.

	Quarter Ended March 31,
(In millions, except per share data)	2017	2016	% Change

Net Sales	$478.8	$497.7	(3.8)%
Net sales change in constant currency			(2.6)%
Operating Income	78.6	83.9	(6.3)%
As a % of sales	16.4%	16.9%
Net Income	64.6	56.0	15.4%
Diluted net income per share	$0.70	$0.59	18.6%

Adjusted Net Income	55.5	56.0	(0.9)%
Adjusted diluted net income per share	$0.60	$0.59	1.7%

STAMFORD, CT. April 19, 2017 – Hexcel Corporation (NYSE: HXL) today reported first quarter results with diluted EPS of $0.70 on net sales of $478.8 million.

Chairman, CEO and President Nick Stanage commented, “Strong execution and good cost control led to solid results for the first quarter. Our adjusted diluted EPS of $0.60 was above last year’s $0.59, on a constant currency sales decrease of 2.6%. Although reductions in certain build rates and customer inventory adjustments lowered sales for the quarter, we are fully committed to meeting our adjusted diluted EPS guidance for the year as we continue to prepare for the production ramp up of new programs, led by Commercial Aerospace.”

Outlook

Our initial guidance for 2017 Commercial Aerospace sales was to grow mid-single digits compared with last year. Since our guidance, B777 buildrate reductions have been announced, and various customers are optimizing their supply chains and reducing inventory levels. Accordingly, we now expect Commercial Aerospace sales to be modestly higher compared to 2016 with growth in the A350 and the new narrowbodies mostly offset by reductions in legacy widebody sales.

We expect total Space & Defense and Industrial sales to be in line with our initial guidance. In addition, if current exchange rates hold throughout the year, we anticipate total sales to translate approximately 1% lower than our initial guidance. In total, our full year 2017 sales guidance is now $2.0 billion to $2.08 billion (it was previously $2.05 billion to $2.15 billion), as we expect the remaining three quarters of 2017 to be more in line with our initial expectations.

Looking ahead, Mr. Stanage said, “As demonstrated in the first quarter, we are focused on productivity and cost control as we respond to some softness with our sales. We remain confident in achieving our 2017 guidance of adjusted diluted EPS of $2.64 to $2.76 and free cash flow of more than $100 million. We are also on track with the startups of our previously announced new greenfield sites in France and Morocco as the Company’s focus in 2017 continues to be driving manufacturing throughput, capacity expansion and innovation.”

Markets

Sales for the first quarter of 2017 were 2.6% less in constant currency than the first quarter of 2016.

Commercial Aerospace (73% of total sales)

•

Commercial Aerospace sales of $347.2 million were 0.9% lower (0.3% in constant currency) for the quarter as compared to the first quarter of 2016. While the sales growth of the A350 and the new narrowbodies were in line with expectations, the growth was offset by declines in certain legacy widebody sales (i.e. A380, B777 and B747).

•	Sales to “Other Commercial Aerospace,” which include regional and business aircraft customers, were down modestly from the first quarter of 2016 and just above the fourth quarter of 2016.

Space & Defense (16% of total sales)

•

Space & Defense sales of $76.7 million were 3.3% lower (1.7% in constant currency) than the first quarter of 2016. Rotorcraft sales comprise just over half of Space & Defense sales, with civil rotorcraft sales remaining at historic low levels and now comprising about 10% of total rotorcraft sales.

Industrial (11% of total sales)

•

Total Industrial sales of $54.9 million for the first quarter of 2017 were 19.4% lower (16.1% lower in constant currency) than last year, and were just higher than the fourth quarter of 2016. Hexcel expects sales to be more level loaded by quarter in 2017, as sales for the second half of 2016 were nearly 20% lower than the first half of 2016.

•

As expected, wind energy sales are in for a challenging year and were down more than 25%. However, the Company expects wind energy sales in 2018 to exceed 2016 levels, as various legacy blades with lower composite content transition to longer, higher efficiency blades with higher composite content.

Operations

•

Gross margin for the first quarter of 2017 was a solid 28.0% as compared to 28.7% for the first quarter of 2016. The Company is well underway with hiring, training and start-up costs at the previously announced two new greenfield manufacturing sites in France and Morocco. Operating income in the first quarter of 2017 was $78.6 million or 16.4% of sales as compared to $83.9 million or 16.9% of sales in 2016. Depreciation and amortization was $2.7 million higher this quarter, on a constant currency basis, than a year ago. The 2017 operating income percentage as compared to 2016 was nearly 40 basis points higher due to exchange rates.

•

Selling, general and administrative expenses were $4.5 million lower than the first quarter of 2016. This is about a 7% reduction in constant currency and reflects strong cost control. Research and technology expenses were $0.9 million higher (11% higher in constant currency) than the comparable 2016 period as the Company continues to invest in innovative composite products and solutions to support its customers and next generation products.

Cash and other

•

The tax provision was $8.6 million for the quarter, including a nonrecurring discrete benefit of $9.1 million ($0.10 per diluted share) from the release of a valuation allowance in a foreign jurisdiction. Excluding this discrete benefit, the effective tax rate was 24.4% as compared to 29.0% in 2016. Both periods benefitted from deductions associated with share-based compensation payments, as activity is typically highest in the first quarter. Excluding these discrete benefits, the Company’s first quarter effective tax rate was 30%, in line with our full year expectations.

•

Free cash flow for the first quarter of 2017 was a use of $31 million versus a use of $75 million in 2016, as seasonal effects cause significant working capital cash usage in the first quarter. Working capital usage in the first quarter of 2017 was $40 million versus a usage of $91 million in the first quarter of 2016. Cash payments for capital expenditures primarily related to capacity expansions were $86 million in the first quarter of 2017, about the same as the first quarter of 2016. Free cash flow is defined as cash provided from operating activities less cash paid for capital expenditures.

•

Total debt, net of cash, as of March 31, 2017 was $759 million, an increase of $106 million from December 31, 2016. During the quarter, the Company used $64 million to repurchase shares of its common stock and has $329 million remaining under authorized share repurchase programs.

•	As announced today, the Board of Directors approved a quarterly dividend of $0.11 per share. The dividend will be payable to stockholders of record as of May 2, 2017, with a May 9, 2017 payment date.

2017 Guidance

•	Revised full year sales outlook is $2.0 to $2.08 billion (previously it was $2.05 to $2.15 billion). The revisions include the impact of both lower expected sales and the impact of exchange rates.
•	Adjusted diluted earnings per share of $2.64 to $2.76.
•	Free cash flow >$100 million.
•	Accrual basis capital expenditures of $270 to $290 million.

                                                                   *****

Hexcel will host a conference call at 10:00 A.M. ET, tomorrow, April 20, 2017 to discuss the first quarter results and respond to analyst questions.  The telephone number for the conference call is (719) 325-2337 and the confirmation code is 9381027.  The call will be simultaneously hosted on Hexcel’s web site at http://www.media-server.com/m/acs/b4ad870caa958f593c1d02efeee379dd. Replays of the call will be available on the web site for approximately three days.

*****

Hexcel Corporation is a leading advanced composites company. It develops, manufactures and markets lightweight, high-performance structural materials, including carbon fibers, specialty reinforcements, prepregs and other fiber-reinforced matrix materials, honeycomb, adhesives, engineered core and composite structures, used in commercial aerospace, space and defense and industrial applications.

*****

Disclaimer on Forward Looking Statements

This press release contains statements that are forward looking, including statements relating to anticipated trends in constant currency for the markets we serve (including changes in commercial aerospace revenues, the estimates and expectations based on aircraft production rates provided or publicly available by Airbus, Boeing and others, the revenues we may generate from an aircraft model or program, the impact of delays in the startup or ramp-ups of new aircraft programs, the outlook for space & defense revenues and the trend in wind energy and other industrial applications, including whether certain programs might be curtailed or discontinued or customers’ inventory levels reduced); our ability to maintain and improve margins in light of the current economic environment; the success of particular applications as well as the general overall economy; our ability to manage cash from operating activities and capital spending in relation to future sales levels such that the Company funds its capital spending plans from cash flows from operating activities, but, if necessary, maintains adequate borrowings under its credit facilities to cover any shortfalls; and the impact of the above factors on our expectations of all financial results for 2017 and beyond. The loss of, or significant reduction in purchases by Airbus, Boeing, Vestas, or any of our other significant customers could materially impair our business, operating results, prospects and financial condition. Actual results may differ materially from the results anticipated in the forward looking statements due to a variety of factors, including but not limited to changes in currency exchange rates, changing market conditions, increased competition, inability to install, staff and qualify necessary capacity or achievement of planned manufacturing improvements, conditions in the financial markets, product mix, achieving expected pricing and manufacturing costs, availability and cost of raw materials, supply chain disruptions, work stoppages or other labor disruptions, uncertainty regarding the exit of the U.K. from the European Union, unforeseen vulnerability of our network and systems to interruptions or failures and changes in or unexpected issues related to environmental regulations, legal matters, interest rates and tax codes. Additional risk factors are described in our filings with the SEC.  We do not undertake an obligation to update our forward-looking statements to reflect future events.

Contact Information
Michael Bacal
(203) 352-6826
michael.bacal@hexcel.com

Hexcel Corporation and Subsidiaries
Condensed Consolidated Statements of Operations
	Unaudited
	Quarter Ended March 31,
(In millions, except per share data)	2017	2016
Net sales	$478.8	$497.7
Cost of sales	344.7	354.7

Gross margin	134.1	143.0
% Gross margin	28.0%	28.7%

Selling, general and administrative expenses	42.9	47.4
Research and technology expenses	12.6	11.7

Operating income	78.6	83.9

Interest expense, net	6.2	5.6

Income before income taxes and equity in earnings from affiliated companies	72.4	78.3
Provision for income taxes	8.6	22.7

Income before equity in earnings from affiliated companies	63.8	55.6
Equity in earnings from affiliated companies	0.8	0.4

Net income	$64.6	$56.0

Basic net income per common share:	$0.71	$0.60

Diluted net income per common share:	$0.70	$0.59

Weighted-average common shares:

Basic	91.4	93.4
Diluted	92.9	94.8

Hexcel Corporation and Subsidiaries Condensed Consolidated Balance Sheets
	Unaudited
(In millions)	March 31, 2017	December 31, 2016
Assets
Current assets:
Cash and cash equivalents	$82.1	$35.2
Accounts receivable, net	267.4	245.6
Inventories	303.6	291.0
Prepaid expenses and other current assets	33.7	35.2
Total current assets	686.8	607.0

Property, plant and equipment	2,476.4	2,378.4
Less accumulated depreciation	(775.7)	(752.8)
Property, plant and equipment, net	1,700.7	1,625.6

Goodwill and other intangible assets, net	72.6	72.2
Investments in affiliated companies	62.8	53.1
Other assets	52.6	42.7
Total assets	$2,575.5	$2,400.6

Liabilities and Stockholders' Equity
Current liabilities:
Current portion of debt	$4.2	$4.3
Accounts payable	141.7	137.3
Accrued liabilities	128.9	130.3
Total current liabilities	274.8	271.9

Long-term debt and non-current capital lease	837.0	684.4
Other non-current liabilities	201.0	199.4
Total liabilities	1,312.8	1,155.7

Stockholders' equity:
Common stock, $0.01 par value, 200.0 shares authorized, 107.3 shares issued at March 31, 2017 and 106.7 shares issued at December 31, 2016	1.1	1.1
Additional paid-in capital	754.9	738.8
Retained earnings	1,309.1	1,254.7
Accumulated other comprehensive loss	(158.1)	(174.4)
	1,907.0	1,820.2
Less – Treasury stock, at cost, 16.6 and 15.3 shares at March 31, 2017 and December 31, 2016, respectively.	(644.3)	(575.3)
Total stockholders' equity	1,262.7	1,244.9
Total liabilities and stockholders' equity	$2,575.5	$2,400.6

Hexcel Corporation and Subsidiaries
Condensed Consolidated Statements of Cash Flows
	Unaudited
	Year to Date Ended March 31,
(In millions)	2017	2016

Cash flows from operating activities
Net income	$64.6	$56.0

Reconciliation to net cash provided by operating activities:
Depreciation and amortization	24.4	22.2
Amortization of deferred financing costs	0.4	0.3
Deferred income taxes	(5.1)	13.1
Equity in earnings from affiliated companies	(0.8)	(0.4)
Stock-based compensation expense	10.9	10.5

Changes in assets and liabilities:
Increase in accounts receivable	(19.5)	(68.8)
Increase in inventories	(10.9)	(20.7)
Increase in prepaid expenses and other current assets	(8.4)	(2.0)
(Decrease) increase in accounts payable/accrued liabilities	(0.9)	0.8
Other – net	(0.5)	(0.7)
Net cash provided by operating activities (a)	54.2	10.3

Cash flows from investing activities
Capital expenditures (b)	(85.5)	(85.4)
Acquisition of business and investment in affiliate	(10.0)	(8.6)
Net cash used in investing activities	(95.5)	(94.0)

Cash flows from financing activities
Proceeds from 3.95% senior notes due 2027 (including $1.7 million of original issue discount)	398.3	—
Proceeds from Euro term loan	37.4	—
Proceeds from settlement of treasury locks associated with senior notes due 2027	10.0	—
Borrowings from senior credit facility	—	111.0
Repayment of senior credit facility	(280.0)	—
Repayments of capital lease obligation and other debt, net	(0.1)	(6.9)
Issuance cost related to senior notes due 2027	(3.7)	—
Dividends paid	(10.1)	(9.3)
Stock repurchases	(63.7)	(34.9)
Activity under stock plans	(0.3)	(5.0)
Net cash provided by financing activities	87.8	54.9

Effect of exchange rate changes on cash and cash equivalents	0.4	1.2
Net increase (decrease) in cash and cash equivalents	46.9	(27.6)
Cash and cash equivalents at beginning of period	35.2	51.8
Cash and cash equivalents at end of period	$82.1	$24.2

Supplemental Data:
Free cash flow (a)+(b)	$(31.3)	$(75.1)
Accrual basis additions to property, plant and equipment	$92.9	$73.3

Hexcel Corporation and Subsidiaries
Net Sales to Third-Party Customers by Market
Quarters Ended March 31, 2017 and 2016				(Unaudited)	Table A
(In millions)	As Reported			Constant Currency (a)
Market	2017	2016	B/(W) %	FX Effect (b)	2016	B/(W) %
Commercial Aerospace	$347.2	$350.3	(0.9)	$(2.1)	$348.2	(0.3)
Space & Defense	76.7	79.3	(3.3)	(1.3)	78.0	(1.7)
Industrial	54.9	68.1	(19.4)	(2.7)	65.4	(16.1)
Consolidated Total	$478.8	$497.7	(3.8)	$(6.1)	$491.6	(2.6)
Consolidated % of Net Sales	%	%			%
Commercial Aerospace	72.5	70.4			70.8
Space & Defense	16.0	15.9			15.9
Industrial	11.5	13.7			13.3
Consolidated Total	100.0	100.0			100.0
(a)

To assist in the analysis of our net sales trend, total net sales and sales by market for the quarter ended March 31, 2016 have been estimated using the same U.S. dollar, British pound and Euro exchange rates as applied for the respective period in 2017 and are referred to as “constant currency” sales.

(b)	FX effect is the estimated impact on “as reported” net sales due to changes in foreign currency exchange rates.

Hexcel Corporation and Subsidiaries
Segment Information			(Unaudited)	Table B
(In millions)	Composite Materials	Engineered Products	Corporate & Other (a)	Total
First Quarter 2017
Net sales to external customers	$387.5	$91.3	$—	$478.8
Intersegment sales	17.1	—	(17.1)	—
Total sales	404.6	91.3	(17.1)	478.8
Operating income (loss)	81.9	13.0	(16.3)	78.6
% Operating margin	20.2%	14.2%		16.4%

Depreciation and amortization	22.5	1.8	0.1	24.4
Stock-based compensation expense	3.4	0.7	6.8	10.9
Accrual based additions to capital expenditures	86.6	6.3	—	92.9
First Quarter 2016
Net sales to external customers	$395.8	$101.9	$—	$497.7
Intersegment sales	18.1	—	(18.1)	—
Total sales	413.9	101.9	(18.1)	497.7
Operating income (loss)	90.8	12.3	(19.2)	83.9
% Operating margin	21.9%	12.1%		16.9%

Depreciation and amortization	20.4	1.8	—	22.2
Stock-based compensation expense	3.1	0.6	6.8	10.5
Accrual based additions to capital expenditures	70.0	3.3	—	73.3

(a)	We do not allocate corporate expenses to the operating segments.
(b)

Hexcel Corporation and Subsidiaries
Reconciliation of GAAP to Non-GAAP Adjusted EBITDA and Net Income				Table C
			Unaudited
			Quarter Ended March 31,
(In millions)			2017	2016

GAAP operating income			$78.6	$83.9
- Stock-based compensation expense			10.9	10.5
- Depreciation and amortization			24.4	22.2
Adjusted EBITDA			$113.9	$116.6
	Unaudited
	Quarter Ended March 31,
	2017		2016
(In millions, except per diluted share data)	As Reported	EPS	As Reported	EPS

GAAP net income	$64.6	$ 0.70	$56.0	$0.59
- Discrete tax benefits (a)	(9.1)	(0.10)	—	—
Adjusted net income	$55.5	$ 0.60	$56.0	$0.59

(a)	The 2017 first quarter includes benefits of $9.1 million related to the release of a valuation allowance in a foreign jurisdiction.

Hexcel Corporation and Subsidiaries
Schedule of Total Debt, Net of Cash			Table D
	Unaudited
	March 31,	December 31,	March 31,
(In millions)	2017	2016	2016

Current portion of capital lease	$0.4	$0.5	$0.9
Euro term loan	3.8	3.8	—
Total current debt	4.2	4.3	0.9
Non-current portion of capital lease	—	—	0.4
Euro term loan	60.3	22.6	—
Long-term credit facility due 2021	85.0	365.0	391.0
Unsecured bonds due 2025, net	296.9	296.8	296.6
Unsecured bonds due 2027, net	394.6	—	—
Other debt	0.2	—	—
Total long-term debt	837.0	684.4	688.0
Total Debt	841.2	688.7	688.9
Less: Cash and cash equivalents	(82.1)	(35.2)	(24.2)
Total debt, net of cash	$759.1	$653.5	$664.7

Note: Management believes that sales measured in constant dollars, adjusted EBITDA, adjusted net income, adjusted diluted net income per share and free cash flow (defined as cash provided by operating activities less cash payments for capital expenditures), which are non-GAAP measurements, are meaningful to investors because they provide a view of Hexcel with respect to ongoing operating results excluding special items. Special items represent significant charges or credits that are important to an understanding of Hexcel’s overall operating results in the periods presented. In addition, management believes that total debt, net of cash, which is also a non-GAAP measure, is an important measure of Hexcel’s liquidity. Such non-GAAP measurements are not recognized in accordance with generally accepted accounting principles and should not be viewed as an alternative to GAAP measures of performance.